[CALYPTE BIOMEDICAL CORPORATION LOGO]                            NEWS RELEASE
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5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97034           www.calypte.com

Company Contact:                               Investor Relations Contact:
Theodore R Gwin, Chief Financial Officer       Tim Clemensen,
(971) 204-0282                                 Rubenstein Investor Relations
email:tgwin@calypte.com                        Phone: (212) 843-9337
                                               email:tclemensen@rubensteinir.com

           Calypte Biomedical Raises $3.0 Million in Private Placement

Lake Oswego, OR - June 23, 2006 - Calypte Biomedical Corporation (AMEX: HIV) (the "Company"), medical diagnostic tests manufacturer for the professional point of care (PRO) and over the counter (OTC) segments of the market primarily for the detection of antibodies to the human immunodeficiency virus (HIV), announced today that it has entered into Subscription Agreements with two accredited investors who will purchase $3.0 million of Calypte's common stock in a private placement transaction. Under the terms of the Subscription Agreements, the Company will issue 16.7 million shares of its common stock at $0.18 per share. The proceeds of the transaction are expected to be used primarily for general working capital purposes as the Company continues to commercialize its AwareTM line of rapid diagnostic HIV-1/2 tests.

Roger Gale, CEO of Calypte, stated, "With this infusion of capital, Calypte continues to move closer to its ultimate goal of manufacturing and delivering cost effective HIV diagnostic tests to those population centers suffering from such high levels of HIV infections. We are realizing a portion of that mission by recent serious product inquiries from humanitarian organizations operating in regions where our products have received clearance for sale and distribution."

About Calypte Biomedical:

Calypte Biomedical Corporation is a U.S.-based healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases such as the HIV-1 BED Incidence EIA and new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases, several of which do not require blood samples. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in developing countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2005 and its subsequent filings with the SEC.